                                                                      EXHIBIT 12


                       J.B. HUNT TRANSPORT SERVICES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                             YEARS ENDED DECEMBER 31,                     SIX MONTHS
                                            ---------------------------------------------------------        ENDED
                                             1993         1994        1995         1996         1997     JUNE 30, 1998
                                            -------      ------      ------       ------       ------    -------------
Earnings (loss) before income taxes         $64,826      65,148      (3,445)      35,669       18,332       39,465

Less: Joint Venture Earnings                     --          --       1,460         (176)        (806)      (1,837)

Add:  Fixed Charges                          16,446      23,051      29,041       28,074       27,252       15,402
                                            -------      ------      ------       ------       ------       ------

Earnings as adjusted                        $81,272      88,199      27,056       63,567       44,778       53,030
                                            =======      ======      ======       ======       ======       ======

Fixed Charges -
     Interest expense                        14,634      20,819      26,556       25,488       24,950       14,184
     Representative interest associated
       with operating leases                  1,812       2,232       2,485        2,586        2,302        1,218
                                            -------      ------      ------       ------       ------       ------

Total Fixed Charges                         $16,446      23,051      29,041       28,074       27,252       15,402
                                            =======      ======      ======       ======       ======       ======

Ratio of Earnings to Fixed Charges             4.94        3.83          (1)        2.26         1.64         3.44
                                            =======      ======      ======       ======       ======       ======

(1) Earnings for 1995 were inadequate to cover fixed charges by approximately $2.0 million.

                       J.B. HUNT TRANSPORT SERVICES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                               PRO FORMA
                        ---------------------------------------------------
                                               SIX MONTHS     TWELVE MONTHS
                            YEAR ENDED            ENDED           ENDED
                        DECEMBER 31, 1997     JUNE 30, 1998   JUNE 30, 1998
                        -----------------     -------------   -------------
Earnings before
  income taxes              $18,332               39,465          53,873

Less: Joint Venture
  Earnings                     (806)              (1,837)         (2,643)

Add: Fixed Charges           27,252               15,402          28,670
                            -------               ------          ------
Earnings as adjusted        $44,778               53,030          79,900
                            =======               ======          ======

Fixed Charges -
  Interest expense           26,299               14,829          27,623
  Representative interest
    associated with
    operating leases          2,302                1,218           2,347
                            -------               ------          ------
Total Fixed Charges         $28,601               16,047          29,970
                            =======               ======          ======
Ratio of Earnings to
  Fixed Charges                1.57                 3.30            2.67
                            =======               ======          ======
